Exhibit 99.1
News Release
Video Display Reports Third Quarter and Nine Month Results
January 11, 2008 — Video Display Corporation (NASDAQ: VIDE) is pleased to report third quarter and nine month results at the high end of previously issued guidance. Net income for the nine month period is $2.74 million or $0.28 versus the previous year’s comparable period fully diluted earnings per share of $0.12, an increase of 133%. Revenue for the nine month period ended Nov. 30, 2007 increased from $60.7 million to $65.6 million, an increase of 8.1% over the previous year’s nine month period results.
Revenue for the three month period ended Nov. 30, 2007 decreased by $1.0 million to $21.3 million versus the previous year’s third quarter revenue of $22.3 million. Fully diluted earnings per share are reported at $0.07 which is at the high end of previously issued guidance and down from the previous year’s fully diluted results of $0.10 per share.
Company CEO, Ron Ordway, stated, “Barring any unforeseen developments, achieving our guidance results for the full year of fiscal 2008 remains a feasible goal. We anticipate revenues for the full year to be in the range of $88 million to $90 million compared to the $81.9 million reported for fiscal 2007 and to produce earnings of $0.34 to $0.36 per fully diluted share versus the full fiscal 2007 year end results of $0.16 per share.”
Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized AMLCD and CRT displays as well as complete projection systems utilizing VDC’s Marquee™ line of projectors. Video Display Corporation operates 8 display design and manufacturing plants plus additional sales facilities throughout the United States and Europe.
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including items discussed in the Company’s Form 10-K for the year ended February 28, 2007, filed with the Securities and Exchange Commission. The Company undertakes no duty to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Video Display Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2007	2006	2007	2006

Net sales	$21,272	$22,298	$65,601	$60,728

Cost of goods sold	14,221	14,313	43,354	40,369

Gross profit	7,051	7,985	22,247	20,359

Operating expenses
Selling and delivery	1,898	2,033	5,787	5,853
General and administrative	4,059	3,744	11,794	10,924

	5,957	5,777	17,581	16,777

Operating profit	1,094	2,208	4,666	3,582

Other income (expense)
Interest expense	(444)	(527)	(1,384)	(1,650)
Other, net	293	(35)	498	14

	(151)	(562)	(886)	(1,636)

Income before income taxes	943	1,646	3,780	1,946

Income tax expense	290	630	1,036	780

Net income	$653	$1,016	$2,744	$1,166

Basic earnings per share of common stock	$.07	$.11	$.29	$.12

Diluted earnings per share of common stock	$.07	$.10	$.28	$.12

Basic weighted average shares outstanding	9,599	9,675	9,628	9,659

Diluted weighted average shares outstanding	9,735	9,868	9,718	9,878

CONTACT: Video Display Corporation Ronald D. Ordway, 770/938-2080